Exhibit 95
Mine Safety Disclosure Exhibit
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules promulgated thereunder by the United States Securities and Exchange Commission (SEC), each operator of a coal or other mine is required to disclose certain mine safety matters in its periodic reports filed with the SEC.
EOG Resources, Inc. (EOG) has sand mining operations in Texas and Wisconsin, which support EOG's exploration and development operations. EOG's sand mining operations are subject to regulation by the federal Mine Safety and Health Administration (MSHA) under the Federal Mine Safety and Health Act of 1977 (Mine Act). MSHA inspects mining facilities on a regular basis and issues citations and orders when it believes a violation has occurred under the Mine Act.
EOG was the operator of the following sand mining facilities during the quarter ended June 30, 2019:

•	Hood County Sand Plant - Hood County, TX (MSHA ID 41-04696);

•	Rawhide Sand Plant - Hood County, TX (MSHA ID 41-04777); and

•	Chippewa Falls Sand Plant - Chippewa County, WI (MSHA ID 47-03624).
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During the quarter ended June 30, 2019, EOG did not receive any of the following from MSHA: (i) a citation for a violation of a mandatory health or safety standard that could significantly and substantially contribute to the cause and effect of a mine safety or health hazard under Section 104 of the Mine Act; (ii) an order issued under Section 104(b) of the Mine Act; (iii) a citation or order for unwarrantable failure to comply with mandatory health or safety standards under Section 104(d) of the Mine Act; (iv) written notice of a flagrant violation under Section 110(b)(2) of the Mine Act; (v) an imminent danger order issued under Section 107(a) of the Mine Act; (vi) any proposed assessments under the Mine Act; (vii) written notice of a pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of mine health or safety hazards under Section 104(e) of the Mine Act; or (viii) written notice of the potential to have such a pattern. Moreover, during the quarter ended June 30, 2019, EOG did not experience a mining-related fatality.
In addition, as of June 30, 2019, EOG did not have any legal action pending before the Federal Mine Safety and Health Review Commission (Mine Commission), and did not have any legal actions instituted or resolved before the Mine Commission during the quarter ended June 30, 2019.